U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE

      Date of Report (Date of earliest event reported): February 16, 2003

                       COMMISSION FILE NUMBER: 333-61838


                                Soleil Film, Inc.
            (Exact name of registrant as specified in its charter)



            Nevada                                  91-2090516
- -----------------------------------------          -------------------------
(State or jurisdiction of incorporation            (I.R.S. Employer I.D. No.)
 or organization

                            510 State Street, Suite 17
                             Santa Barbara, CA 93101
                                  (805) 899-1299

- ---------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common stock, .001 par value

     ----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None

     ----------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12-g4(a)(1)(i) ___                           Rule 12h-3(b)(1)(i)____
Rule 12-g4(a)(1)(ii)___                           Rule 12h-3(b)(1)(ii)_X___
Rule 12-g4(a)(2)(i) ___                           Rule 12h-3(b)(2)(i)____
Rule 12-g4(a)(1)(ii)___                           Rule 12h-3(b)(2)(ii)___
                                                  Rule 15d-6____

Approximate holders of record as of the date of the certification or notice date: 40

Pursuant to the requirements of the Securities Exchange Act of 1934, Soleil Film, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 19, 2004

By: Kenneth Eade
    ----------------------
    Kenneth Eade, President




Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.